UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 3, 2004

Commission File Number:  0-27958

Flanders Corporation
(Exact Name of Registrant as Specified in its Charter)

North Carolina (State or other jurisdicion of incorporation or organization) 2399 26th Avenue North St. Petersburg, Florida	13-3368271 (IRS Employer Identification No.) 33713 (Zip Code)

Registrant's Telephone Number, Including Area Code:

(727) 822-4411

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

ITEM 5.  OTHER EVENT

Our Form 10-K for year ended December 31, 2003 includes an unqualified independent auditor's opinion for years ended 2003 and 2002.  As noted in our December 31, 2003 Form 10-K, we did not include the report of our predecessor auditors, Grant Thornton for our December 31, 2001 consolidated statements of operations, stockholders’ equity, and cash flows.

We currently have a dispute with Grant Thornton relating to the payment of fees totaling  $44,118 that were associated with the filing of the 2002 Form 10-K.  We believe these fees to be excessive and have offered to offset these fees against costs incurred by us to amend various state tax returns originally prepared by Grant Thornton.  To date these fees remain unpaid.

According to section 101-6 of the AICPA’s Statement of Professional Conduct, “Litigation not related to performance of an attest engagement for the client (whether threatened or actual) for an amount not material to the covered member’s firm or to the client company would not generally be considered to affect the relationship in such a way as to impair independence.  Such claims may arise, for example, out of disputes as to billings for services, results of tax or management services advice or similar matters”.

We believe that the literature above properly addresses independence and we believe that Grant Thornton remains independent, however, Grant Thornton has advised us that they do not consider themselves to be independent with respect to Flanders Corporation as a result of this dispute.

Recognizing that Grant Thornton has advised us they are no longer independent due to this billing dispute, we have requested that our current auditors, Pender Newkirk & Company, begin planning the procedures necessary for them to reaudit our 2001 consolidated statements of operations, stockholders’ equity, and cash flows, which have been previously audited and opined on by Grant Thornton.

The amounts and line descriptions included in the consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2001, as included in the Form 10-K for the year ended December 31, 2003,  have not changed.  Our Form 10-K for the year ended December 31, 2002 included an unqualified opinion of Pender Newkirk & Company for the year ended December 31, 2002 and an unqualified opinion from Grant Thornton for the years ended December 31, 2001 and 2000.

During the year 2003, we have been amending and continue to amend various state tax returns which were originally prepared by Grant Thornton.  Certain returns were originally prepared with inconsistent  filing positions between years.  Other state tax returns failed to take advantage of certain credits or other treatments favorable to Flanders. We have incurred fees in excess of $300,000 to amend these various state tax returns.  We have requested Grant Thornton to reimburse us for these fees.  To date, none have been reimbursed. In connection with their audits, Pender Newkirk & Company has agreed with management that the state credits resulting from these amended returns should be recorded in 2003.

Management discussed our dispute with Grant Thornton with our Audit Committee prior to filing our 2003 Form 10-K.  We have also discussed and reviewed the filing of this Form 8-K with our Audit Committee.  In addition, we are providing Grant Thornton a copy of disclosures contained herein simultaneously with our filing of this Form 8-K.  To the extent we receive a response letter from Grant Thornton, we will file that response letter as an exhibit to a subsequent Form 8-K.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 3, 2004

FLANDERS CORPORATION

By: /s/  Steven K. Clark

Steven K. Clark

Vice-President of Finance/Chief Financial Officer/Chief Operating Officer and Director